Exhibit 99.1

Contact: Steve Pickman
913-367-1480

FOR IMMEDIATE RELEASE:  MGPI ANNOUNCES FISCAL 2005 THIRD QUARTER

RESULTS; REVISES FISCAL 2005 GUIDANCE

ATCHISON, Kan., May 5, 2005 - MGP Ingredients, Inc. (Nasdaq: MGPI) today reported net income of $1,627,000, or $0.10 per common share, for its fiscal 2005 third quarter, which ended March 31.  That compares to net income of $1,999,000, or $0.13 per share, for the same period in fiscal 2004.  The earnings per share data has been adjusted to reflect MGPI’s two-for-one stock split that went into effect after the close of business on June 30, 2004.  Net sales in the current year’s third quarter totaled $71,186,000 compared to sales of $75,215,000 in the prior year’s third quarter.

The company’s pre-tax earnings in the third quarter of fiscal 2005 were reduced by $1.3 million as the result of a decline in demand for low-carbohydrate foods compared to a year ago.  Due to this decline, a portion of the company’s specialty ingredients inventories were sold at a loss of $550,000 (pre-tax) during the quarter.  In addition, the company recorded a reserve of $750,000 (pre-tax) to write down its remaining specialty ingredients inventories related to low-carb products at the end of the quarter.  The company does not anticipate that any additional significant adjustments will be made in inventories during the fourth quarter of fiscal 2005.

Net income for the first nine months of fiscal 2005 was $3,272,000, or $0.20 per share, compared to net income of $6,306,000, or $0.41 per share, for the first nine months of fiscal 2004. Net sales for the first nine months of fiscal 2005 were $201,228,000 compared to $191,678,000 in the same period a year ago.  Results for the first nine months of fiscal 2004 included approximately $9.6 million in business interruption proceeds resulting from the September 13, 2002 distillery explosion at the company’s Atchison, Kan., plant.  No such proceeds were included in results for the first nine months of fiscal 2005.

Due to a decrease in fuel grade alcohol prices in the current quarter, the company has revised its fiscal 2005 earnings guidance to a range of $0.35 to $0.40 per share. The company’s previously issued guidance for fiscal 2005 ranged from earnings of $0.40 to $0.50 per share and was based on the assumption that fuel alcohol prices would remain stable.  Ladd Seaberg, president and chief executive officer of the company, noted that “recent strength in our distillery products sales had served to mitigate the effects of our specialty ingredients business slowdown through the third quarter of fiscal 2005.  During this final quarter of fiscal 2005, however, increased competitive pressures resulting from increased supplies throughout the industry have caused prices in the fuel grade alcohol area to fall from levels experienced in the previous three quarters of the year.”

Sales in MGPI’s ingredients segment in the third quarter declined from a year ago due principally to the decrease in sales of specialty ingredients for use in low-carbohydrate products.  This decrease was partially offset by growth in sales of specialty ingredients for use in pet industry products together with a small increase in sales of commodity ingredients.  “In response to the slow-down in sales of low carbohydrate products, we have been re-aligning our specialty ingredients business platform to reflect changes in the marketplace,” Seaberg said.  “This enables us to focus our efforts on many opportunities still available to us in the specialty ingredients area.”

Sales in the company’s distillery segment were slightly higher in the third quarter of fiscal 2005 compared to the third quarter of fiscal 2004.  “In spite of current pricing pressures in the fuel grade alcohol area, MGPI remains well-positioned within its distillery business,” Seaberg said.  “Our new distillery operations in Atchison provide us with a greater level of flexibility to allocate production based on market demand.  In addition, fuel alcohol prices have roughly tended to track the direction of gasoline prices until very recently.  A return to this pattern would contribute to easing competitive pressures.”

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ADD 1—MGPI ANNOUNCES FISCAL 2005 THIRD QUARTER RESULTS

Ingredients

Specialty ingredients sales in the third quarter of fiscal 2005 decreased by 22 percent compared to the fiscal 2004 third quarter, which was characterized by very strong increases in demand for ingredients for use in low-carbohydrate products.  The decline in this demand in the current year’s third quarter compared to a year ago primarily affected the company’s Fibersym™ line of resistant starches.  However, sales of Fibersym™ have continued a recent sequential quarter rebound which began in the second quarter of fiscal 2005.  The company’s Arise® line of specialty wheat protein isolates and certain applications related to its Wheatex® line of textured wheat proteins were also affected by the downturn in low-carb product demand.  An increase in commodity ingredients sales of 7 percent was driven by a 135 percent rise in sales of commodity wheat gluten, which more than offset a decline in sales of commodity wheat starch.

“The third and fourth quarters of fiscal 2004 represented the peak in our ingredients sales related to last year’s low-carbohydrate trend,” said Michael Trautschold, executive vice president of marketing and sales. “While we work through unfavorable comparisons to the spike in that area, we are pleased with the efforts of our marketing and business development staff to continue identifying and pursuing new opportunities for our innovative product lines.  We also expect the larger market trends toward healthier food products to contribute favorably to demand for ingredients with specialized nutritional profiles such as Fibersym™.”

Trautschold reported that compared to two years ago, before the low-carb trend became a factor, sales of the company’s specialty ingredients in the first nine months of fiscal 2005 have grown by 93 percent.   He noted that this growth has principally occurred in sales of specialty proteins and starches for use in the food and pet areas.   For pet industry applications, MGPI’s unique line of protein- and starch-based resins are sold for use in the manufacture of pet chews and related treats.  In addition, previously announced equipment upgrades designed to expand the company’s processing and packaging capabilities for retail-ready pet products were completed last month and are already supplying customers’ needs.  These upgrades were completed at MGPI’s Kansas City, Kansas, facility at a cost of approximately $5.5 million.

In the company’s personal care ingredients area, staffing has been strengthened to boost sales to manufacturers of both hair and skin care products.  Mary Kay O’Connor, a highly successful business consultant and senior executive with over 20 years of experience in sales, sales management and marketing, recently joined MGPI as general manager of personal care ingredients as well as the company’s emerging biopolymer area. “Mary Kay’s extensive sales management experience will help accelerate the growth of our presence in the personal care market as we continue to build our portfolio of naturally-derived ingredients for this area of the company,” Trautschold said.  “In addition, her strategic planning and marketing expertise provides MGPI with the experience needed to effectively develop our plant-based polymer business to meet increasing interest in environmentally-friendly bioplastic products.”

Distillery Products

Total sales of distillery products in the fiscal 2005 third quarter increased 3 percent over the third quarter of 2004.  This increase was due to a $6.3 million, or 74 percent, improvement in food grade alcohol sales, which was partially offset by a $5 million, or 17 percent, decline in fuel alcohol sales.

Lower unit sales of fuel grade alcohol were partially offset by improved prices compared to a year ago.   The increase in total food grade alcohol sales resulted in a shift in production at the company’s Atchison distillery.  In the prior year’s third quarter, more fuel grade alcohol was produced at that location while the distillery was undergoing start-up operations after being rebuilt following the September, 2002 explosion.  Sales of food grade alcohol for industrial applications rose by $5.1 million, or 95 percent, and sales of food grade alcohol for beverage applications rose by approximately $1.2 million, or 38 percent, compared to the third quarter of fiscal 2004. Distillers feed sales increased by one percent compared to the prior year due to higher unit sales, which were offset by lower selling prices.

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ADD 2—MGPI ANNOUNCES FISCAL 2005 THIRD QUARTER RESULTS

The company is on schedule for a late-summer completion of two previously announced capital improvement projects at its distillery operations in Atchison and Pekin, Ill.  The capital expenditures, which total approximately $12 million, are expected to realize additional improvements in production efficiencies, primarily in the area of energy conservation.

Segment Data

Complete sales and pre-tax income data by segments for the third quarter ended March 31, 2005 follow below. Pretax operating profits for each segment are based on net sales less identifiable operating expenses.  Interest expense, investment income and other general miscellaneous expenses have been excluded from segment operations and classified as Corporate:

Sales	3rd QTR. FY2005	3rd QTR. FY2004	9 Months FY2005	9 Months FY2004
Ingredients Segment	$24,245,000	$29,651,000	$65,859,000	$71,198,000
Distillery Products Segment	46,941,000	45,564,000	135,369,000	120,480,000

Pre-tax income (loss)
Ingredients Segment	$(941,000)	$5,639,000	$(2,741,000)	$10,285,000
Distillery Products Segment	3,576,000	(1,732,000)	8,751,000	1,573,000
Corporate	(275,000)	(603,000)	(1,093,000)	(1,450,000)

Outlook

“Looking at the fourth quarter, year-over-year comparisons will be a challenge, but our emphasis will be on continuing the recent positive trends we are seeing in certain parts of our business,” Seaberg said. “Our underlying fundamentals remain solid, with a strong balance sheet and good cash flows.  We expect to begin reaping the benefits of recent capital investments and an improved operational focus on our way to achieving growth long-term.”

Seaberg noted that actual results could differ from the company’s forward-looking earnings guidance as a result of various factors, including increased competition with the company’s products, changes in market prices, and/or energy and grain cost fluctuations.

Conference Call Information

The company will host an investor conference call today at 10 a.m. central time to review the third quarter results and updated guidance. Stockholders and other interested parties may listen to the call live via telephone by dialing 800-322-0079 by 9:50 a.m. central time, or access it on the Internet at www.mgpingredients.com.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. The Company has facilities in Atchison, Kan., Pekin, Ill., and Kansas City, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

(Financial Tables Follow)

MGP Ingredients, Inc.

CONSOLIDATED STATEMENT OF EARNINGS

(unaudited)	Three Months Ended March 31		Nine Months Ended March 31
(Dollars in thousands, except per share)	2005	2004	2005	2004
NET SALES	$71,186	$75,215	$201,228	$191,678
COST OF SALES	64,270	68,312	182,466	177,950
GROSS PROFIT	6,916	6,903	18,762	13,728
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,864	4,426	14,254	13,326
OTHER OPERATING INCOME	153	1,244	579	10,718
INCOME FROM OPERATIONS	2,205	3,721	5,087	11,120
OTHER INCOME (LOSS) NET	505	(142)	870	105
INTEREST EXPENSE	(350)	(275)	(1,040)	(817)
INCOME BEFORE INCOME TAXES	2,360	3,304	4,917	10,408
PROVISION FOR INCOME TAXES	733	1,305	1,645	4,105
NET INCOME	$1,627	$1,999	$3,272	$6,303
OTHER COMPREHENSIVE INCOME	569	884	222	761
COMPREHENSIVE INCOME	2,196	2,883	3,494	7,064
BASIC EARNINGS PER COMMON SHARE	$0.10	$0.13	$0.20	$0.41
DILUTED EARNINGS PER COMMON SHARE	$0.10	$0.12	$0.20	$0.40
DIVIDENDS PER COMMON SHARE	$—	$—	$0.15	$0.075
Weighted average shares outstanding - Basic	15,989,499	15,505,254	15,967,992	15,384,634
Weighted average shares outstanding – Diluted	16,409,507	16,223,582	16,548,708	15,396,638

CONSOLIDATED BALANCE SHEETS

(unaudited)	March 31	June 30
(Dollars in thousands)	2005	2004
ASSETS
CURRENT ASSETS:

Cash and cash equivalents	$6,569	$6,488
Receivables	31,922	34,243
Inventories	37,933	32,775
Prepaid expenses	1,742	828
Deferred income taxes	2,090	2,090
Total Current Assets	80,256	76,424
PROPERTY AND EQUIPMENT, At Cost	308,348	296,377
Less accumulated depreciation	197,818	187,280
	110,530	109,097
Insurance Receivable	—	1,425
OTHER ASSETS	91	91
	$190,877	$187,037

(unaudited)	March 31	June 30
(Dollars in thousands)	2005	2004
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:

Current maturities of long-term debt	$4,687	$3,201
Note Payable Bank	2,000	0
Accounts payable	11,026	10,576
Accrued expenses	4,818	7,815
Deferred income	11,356	12,598
Income taxes payable	2,416	2,423
Total Current Liabilities	$36,303	$36,613
LONG-TERM DEBT	17,399	12,561
POST-RETIREMENT BENEFITS	6,205	5,977
DEFERRED INCOME TAXES	10,977	13,677
STOCKHOLDERS’ EQUITY	119,993	118,209
	$190,877	$187,037